Mobiclear Inc. announces New Name

-- Intelligent Communication Enterprise Corporation --

SINGAPORE. – December 22, 2009 – Mobiclear Inc. (OTC BB: MOCN), (www.mobiclear.com), announced today that that the change of its corporate name to Intelligent Communication Enterprise Corporation (www.icecorpasia.com) has been approved and that the stock will commence trading under the symbol (OTCBB:ICMC) on December 22, 2009.

Intelligent Communication Enterprise is a next-generation provider of mobile phone technology through its subsidiaries Radius-ED and Mobiclear and the new name better reflects the company’s commitment to the use of mobile phone technology for communication and security.

Radius-ED owns and operates proprietary messaging platforms and global network infrastructure that offer innovative messaging solutions and mobile marketing programs to its international partners and clients, who are primarily, Global Brand Owners, Mobile Operators and Content Providers / Aggregators.

Through its Mobiclear subsidiary, Intelligent Communication Enterprise provides personal identification verification (PIV) security for electronic transactions including credit and debit cards and internet log-ins.

“This is another step in the re-focusing of our company.” said Luther Jao, Intelligent Communication Enterprise CEO, “We working towards making Intelligent Communication Enterprise a true global media, communications and security provider using the mobile phone.”

About Intelligent Communication Enterprise: Intelligent Communication Enterprise Corporation (OTC BB: ICMC), (www.icecorpasia.com), headquartered in Singapore, offers a range of innovative messaging, marketing and personal identification verification security solutions using the mobile phone.

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions. Actual results may differ materially from the forward-looking statements in this press release. Additional risks and uncertainties are identified and described in the Company's SEC reports. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and the Company specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

CONTACT: Intelligent Communication Enterprise Corporation

investorrelations@whitefieldscapital.com